EXHIBIT 99.3

WEBMD HEALTH CORP.

AMENDED AND RESTATED COMPENSATION COMMITTEE CHARTER

Effective as of October 30, 2013

A. Purpose

1.	General. The Compensation Committee (the “Committee”) has been established by the Board of Directors (the “Board”) of WebMD Health Corp. (the “Corporation”) to determine the compensation arrangements of the executive officers of the Corporation, to assist the Board in providing oversight of the compensation programs applicable to other employees of the Corporation and to provide assistance and recommendations to the Board with respect to various other aspects of the Corporation’s compensation policies and practices and related matters.

2.	Equity Compensation Plans. The Committee has the authority under the Corporation’s existing equity compensation plans (and shall have the authority under any future equity compensation plans that so provide) to make awards in any form permitted under the respective plans. All option grants and other stock-based awards to executive officers or Board members shall require Committee approval.

B. Composition

1.	Members. The Committee shall consist of as many members as the Board shall determine, but in any event not fewer than three members. Members of the Committee shall be appointed by the Board in accordance with the By-laws of the Corporation. Committee members shall serve until the earliest of their resignation or their replacement or removal by the Board in accordance with this Charter and the By-laws of the Corporation.

2.	Qualifications. Each member of the Committee shall, in the judgment of the Board (or an appropriate committee of the Board), meet the following requirements (the “Independence Requirements”):

•	all independence requirements, under applicable laws, rules and regulations, for members of compensation committees of companies listed for quotation on the NASDAQ Global Market;

•	all applicable independence requirements of The NASDAQ Stock Market for members of compensation committees of companies listed for quotation on the NASDAQ Global Market; and

•	being free from any relationship that, in the opinion of the Board (or an appropriate committee of the Board), would interfere with the exercise of independent judgment as a member of the Committee.

In addition, each member shall, in the judgment of the Board (or an appropriate committee of the Board), also meet the following additional requirements (together with the Independence Requirements, the “Qualification Requirements”):

•	being “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended); and

•	being “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder) (“Section 162(m)”).

In the event that the Board (or an appropriate committee of the Board) determines that a member ceases to meet the Qualification Requirements, the Board shall consider the removal and replacement of such member; provided, however, that the Board may, if necessary or appropriate in its judgment, appoint or retain Committee members in reliance on any available exceptions to any of the Qualification Requirements for the time period such exceptions are available. A failure by one or more Committee members to meet any of the Qualification Requirements shall not invalidate decisions made, or actions taken, by the Committee.

3.	Chairperson. A Chairperson of the Committee shall be appointed by the Board or by the Committee. If the Board does not do so, the Committee members shall elect a Chairperson by vote of a majority of the full Committee.

4.	Removal and Replacement. The members of the Committee may be removed or replaced, and any vacancies on the Committee shall be filled, by the Board in accordance with the By-laws of the Corporation.

C. Operations

1.	Meetings. The Committee shall determine the schedule and frequency of the Committee meetings, provided that the Committee shall meet at least twice per year. Minutes of these meetings shall be kept and filed with the Secretary of the Corporation.

2.	Agenda; Reports. The Committee shall determine the agenda for its meetings. The Committee may invite other Board members, members of management and others to attend meetings and provide pertinent information and reports, as it deems necessary; provided, however, that the Chief Executive Officer of the Corporation may not be present during voting or deliberations with respect to his or her own compensation arrangements. Nothing in this Charter shall be construed to restrict the reliance by any member of the Committee, to the full extent permitted by law, on information, opinions, reports or statements presented to the Committee by any of the Corporation’s officers or employees, or other committees of the Board, or by any other person selected with reasonable care by or on behalf of the Corporation or the Committee as to matters the Committee member reasonably believes are within such other person’s professional or expert competence.

3.	Report to Board. The Committee shall report its actions and recommendations to the Board at the next Board meeting after each Committee meeting or, if so determined by the Committee, by distribution to the members of the Board of the minutes of a meeting, a unanimous written consent or other relevant documents.

D. Authority and Responsibilities Delegated to the Committee

1.	The Committee shall review and approve compensation arrangements for the Corporation’s Chief Executive Officer and other executive officers and shall have the sole authority to make any determinations and take any actions it determines to be necessary or appropriate in administering any such compensation arrangements.

2.	The Committee shall provide general oversight with respect to compensation policies relating to the Corporation’s other officers and employees and make recommendations to the Board for any changes to such policies that the Committee determines to be necessary or appropriate.

Amended and Restated Compensation Committee Charter —

Effective as of October 30, 2013

Exhibit 99.3 – Page 2

3.	The Committee shall review and approve compensation arrangements for non-employee directors in their capacity as directors and members of the standing committees of the Board. The Committee shall review and approve compensation arrangements for any non-employee directors who provide services to the Corporation other than in their capacity as directors.

4.	The Committee shall evaluate the Chief Executive Officer’s performance in light of the Corporation’s goals and objectives and have the sole authority to determine and approve the compensation level of the Company’s Chief Executive Officer based on this evaluation.

5.	The Committee shall assist the Board and the Nominating & Governance Committee of the Board in overseeing the development of executive succession plans.

6.	The Committee shall administer the Corporation’s equity compensation plans and such other compensation plans as the Board may determine (the “Plans”) in accordance with their terms, shall construe all terms, provisions, conditions and limitations of the Plans and shall make factual determinations required for the administration of the Plans.

7.	The Committee shall have, to the full extent permitted by applicable law, the Certification of Incorporation of the Corporation, the By-laws of the Corporation and the listing standards of The NASDAQ Stock Market applicable to the Corporation, all of the power and authority of the Board with respect to the adoption and amendment of Plans.

8.	The Committee shall review the Plans from time to time, as it deems appropriate, and may recommend to the Board any changes in such Plans that the Committee determines to be necessary or appropriate or, to the full extent permitted by Paragraph 7 of this Section D, use the authority delegated to the Committee by the Board to approve any such changes it determines to be necessary or appropriate.

9.	The Committee shall oversee the Corporation’s policies on structuring compensation for executive officers to preserve tax deductibility and, as and when required, establish and certify the attainment of performance goals pursuant to Section 162(m).

10.	The Committee shall assess the adequacy of this Charter and the procedures developed by the Committee to implement this Charter on at least an annual basis and shall submit any proposed amendments to this Charter that the Committee recommends be made to the Board for its approval.

11.	The Committee shall oversee disclosure, pursuant to the applicable rules of the Securities and Exchange Commission (the “SEC”), of compensation matters relating to the Corporation, including by: (a) reviewing and discussing with the Corporation’s management the Compensation Discussion and Analysis (CD&A) to be included in the Corporation’s annual proxy statement and Annual Report on Form 10-K (whether directly or by incorporation by reference) and determining whether to recommend to the Board that the CD&A be included in those filings with the SEC; and (b) providing a Compensation Committee Report, for inclusion in those filings, that complies with the rules and regulations applicable to those filings.

12.	The Committee shall, to the full extent permitted by applicable law and the listing standards of The NASDAQ Stock Market applicable to the Corporation, have the power to make all decisions and determinations relating to: (a) (1) the advisory votes at WebMD’s Annual Meetings of Stockholders regarding WebMD’s executive compensation contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related SEC rules and (2) the form and content of proposals to be

Amended and Restated Compensation Committee Charter —

Effective as of October 30, 2013

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included in the Corporation’s proxy materials regarding such advisory votes, including any recommendations to stockholders regarding voting on such proposals; and (b) (1) the frequency of such advisory votes and (2) the form and content of proposals regarding such frequency to be included in the Corporation’s proxy materials, including any recommendations to stockholders regarding voting on such frequency.

13.	The Committee shall oversee the evaluation and management of risks arising from the Company’s compensation plans and practices and, in connection with fulfilling its duties under this Charter, shall consider potential opportunities for mitigation of those risks. In addition, the Committee shall oversee disclosure, pursuant to the applicable rules of the SEC, of such risks and efforts to mitigate such risks.

The foregoing list is not intended to be exhaustive, and the Committee shall, in addition, have such powers as may be necessary or appropriate in furtherance of the objectives set forth in this Charter or as may, from time to time, be delegated by the Board. The adoption of this Charter and any amendments hereto shall not be construed to reduce any power or authority previously delegated to the Committee by the Board.

The Committee shall, to the full extent permitted by applicable law and the listing standards of The NASDAQ Stock Market applicable to the Corporation, have the power to delegate its authority to subcommittees or individual members of the Committee as it deems appropriate. In addition, the Committee shall have the power to delegate its authority to other members of the Board and to members of management as it deems appropriate, to the full extent permitted by applicable law and the listing standards of The NASDAQ Stock Market applicable to the Corporation; provided, however, that in no event may it delegate its authority under Paragraphs 1, 3, 4, 6, 7 and 9 of this Section D.

The Committee shall have direct access to management of the Corporation and may obtain advice and assistance from the Corporation’s Legal, Human Resources, Tax, Finance, Accounting and Internal Audit Departments and other specialists.

The Committee shall have the power to retain compensation consultants to assist the Committee in evaluating executive and director compensation or to provide other advice and assistance to the Committee in any manner it deems appropriate. The Committee may also retain outside legal counsel, accountants or other advisors as it deems appropriate to discharge its duties and responsibilities. The Committee has the sole authority to retain and terminate such compensation consultants or advisors (collectively, “Outside Advisors”) and to review and approve their fees and other retention terms and shall have the authority to cause the Company to pay such Outside Advisors. The Committee shall be responsible for the oversight of any such Outside Advisor’s work. Nothing contained in this Charter shall require the Committee to consult with or receive advice from an Outside Advisor, nor shall the Committee be required to accept the advice of any Outside Advisor.

The Committee shall consider the independence of any Outside Advisor in its decision to retain the advisor or when otherwise receiving advice from an advisor and at least annually thereafter. The Committee shall determine whether Outside Advisors are independent in light of the applicable requirements of The NASDAQ Stock Market, considering all factors prescribed under those requirements and any such other factors the Committee determines to be relevant.

Notwithstanding anything to the contrary contained in this Charter, the Committee shall not engage the Company’s independent auditors to perform any services without prior approval of the Audit Committee.

Amended and Restated Compensation Committee Charter —

Effective as of October 30, 2013

Exhibit 99.3 – Page 4